                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 14A
                                (Rule 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               AZTAR CORPORATION
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


- --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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Notes:



                              [End of Cover Page]

                                [LOGO OF AZTAR]

                      2390 East Camelback Road, Suite 400
                            Phoenix, Arizona 85016

                          NOTICE AND PROXY STATEMENT

      For the Annual Meeting of Shareholders To Be Held on May 10, 1995.

To the Shareholders of Aztar Corporation:

  Notice is hereby given that the 1995 Annual Meeting of Shareholders (the "Meeting") of Aztar Corporation ("Aztar" or the "Company") will be held at TropWorld Casino & Entertainment Resort, Brighton Avenue and Boardwalk, Atlantic City, New Jersey, at 11:00 a.m. on May 10, 1995, for the following purposes:

  1. To elect four Directors to serve until the 1998 Annual Meeting of Shareholders or until their successors are elected and qualified;

  2. To transact such other business as may properly come before the Meeting or any adjournment(s) thereof.

  The holders of each of the 37,946,899 shares of the Company's Common Stock (the "Common Stock") outstanding as of March 14, 1995, are entitled to notice of, and to vote on, each matter to be presented at the Meeting or any adjournment(s) thereof. The holders of record of a majority of the Common Stock present in person or represented by proxy shall constitute a quorum for the transaction of business at the Meeting. Each share is entitled to one vote. The affirmative vote of the holders of a plurality of the shares of Common Stock present in person or represented by proxy at the Meeting is required for the election of Directors. Under applicable Delaware law, in determining whether a nominee for Director has received the affirmative vote of a plurality of the shares of Common Stock, abstentions and broker non-votes will be disregarded and will have no effect on the outcome of the vote.

  The enclosed proxy is being solicited by the Company's Board of Directors. On matters coming before the Meeting as to which a choice has been specified by the Shareholders by means of the ballot on the proxies, the shares will be voted or not voted accordingly. The proxies may be revoked at any time prior to the Meeting by written request to the Secretary of the Company or by voting in person at such Meeting. If no choices are specified on proxies delivered by parties other than brokers, the shares which are represented by such proxy will be voted FOR the election of Management's nominees for Directors. If any other matters properly come before the Meeting or any adjournment(s) thereof (including any matters that were deemed to have been omitted from this Notice and Proxy Statement under Rule 14a-8 of the Securities and Exchange Act of 1934, as amended), the persons named in the enclosed proxy will vote thereon in accordance with their judgment. The Management of the Company cordially invites you to attend the Meeting.

                                          By Order of the Board of Directors

                                           Nelson W. Armstrong, Jr.
                                                  Secretary
Approximate date of mailing to Shareholders:
March 28, 1995

                               I M P O R T A N T
 Shareholders are earnestly requested to fill in, date, sign and mail promptly the enclosed proxy whether or not they plan to attend the Meeting. A postage-paid envelope is enclosed for mailing in the United States. Since proxies may be revoked at any time, the execution of your proxy will not affect your right to vote your shares in person if you are present at the Meeting.

                     ELECTION OF DIRECTORS OF THE COMPANY

NOMINEES FOR ELECTION AS DIRECTORS

  Pursuant to the Company's Certificate of Incorporation, the Board of Directors consists of not less than five nor more than thirteen Directors and is divided among three classes of members holding three-year staggered terms with each class as nearly equal in number as possible. The class whose term expires this year is comprised of the following four individuals, each of whom is a nominee for re-election to one of the four board positions to be filled at this Meeting for a term extending to the 1998 Annual Meeting of Shareholders or until his successor is elected and qualified. Management does not know of any nominee who will be unavailable, but should any unavailability occur, the persons named in the enclosed proxy may vote with discretionary authority for a substitute. The enclosed proxy cannot be voted for a greater number of persons than four. The table below includes certain information as of February 21, 1995, regarding the four nominees and also regarding the other seven Directors whose terms of office will continue after the Meeting.

     NAME, AGE, AND       PRINCIPAL OCCUPATIONS (1990-PRESENT) AND    YEAR FIRST
      YEAR PRESENT               CERTAIN OTHER DIRECTORSHIPS           BECAME A
      TERM EXPIRES                     PRESENTLY HELD                 DIRECTOR(1)
     --------------       ----------------------------------------    -----------
 NOMINEES
 Edward M. Carson, 65    Chairman of First Interstate Bancorp since      1975
  (1995)                  1990; President of First Interstate
                          Bancorp from 1985 to 1990; Director of
                          Terra Industries, Inc. (agribusiness
                          products)

 John R. Norton, III, 65 Chairman and Chief Executive Officer of         1978(2)
  (1995)                  J.R. Norton Company (diversified
                          agriculture production); Director of
                          Pinnacle West Capital Corporation
                          (holding company); Arizona Public Service
                          Company (electric utility); and Terra
                          Industries, Inc. (agribusiness products)

 Robert S. Rosow, 75     Independent Certified Public Accountant         1969
  (1995)                  since 1953

 Richard Snell, 64       Chairman, President and Chief Executive         1981
  (1995)                  Officer of Pinnacle West Capital
                          Corporation (holding company) and
                          Chairman of Arizona Public Service
                          Company (electric utility) since February
                          1990; Director of Pinnacle West, Arizona
                          Public Service, and Banc One Arizona
                          Corporation (bank holding company);
                          previously Chairman of the Company from
                          December 1989 to February 1992, Chairman
                          and Chief Executive Officer of the
                          Company from December 1989 to February
                          1990, and Chairman, President and Chief
                          Executive Officer of Ramada from 1981 to
                          December 1989.

 OTHER DIRECTORS
 John B. Bohle, 51       Senior Vice President and Director of Paul      1992
  (1996)                  Ray Berndtson, Inc. since 1981 (executive
                          recruiting services)

 A. Sam Gittlin, 80      Chairman and Chief Executive Officer of         1963
  (1997)                  Gittlin Companies, Inc. (manufacturing,
                          distributing and financial services)
                          since 1946.

                                 PRINCIPAL OCCUPATIONS (1990-
      NAME, AGE, AND                     PRESENT) AND                YEAR FIRST
       YEAR PRESENT              CERTAIN OTHER DIRECTORSHIPS          BECAME A
       TERM EXPIRES                     PRESENTLY HELD               DIRECTOR(1)
      --------------             ----------------------------        -----------
 Robert M. Haddock, 50     Executive Vice President and Chief           1989
  (1997)                    Financial Officer of the Company (with
                            Ramada from 1980 to May 1985; rejoined
                            Ramada in November 1985, and served as
                            Executive Vice President and Chief
                            Financial Officer of Ramada from March
                            1987 to completion of the
                            Restructuring)

 Paul E. Rubeli, 51        Chairman, President and Chief Executive      1985
  (1996)                    Officer of the Company; previously
                            President and Chief Executive Officer
                            of the Company (formerly Executive
                            Vice President, Gaming, of Ramada,
                            1982 to December 1989, and President
                            and Chief Operating Officer of the
                            Company to February 1990)

 Vesta Valentine Temen, 62 Retired (formerly Vice President of          1994
  (1996)                    Administration at TropWorld from 1982
                            to 1994)

 Terence W. Thomas, 64     Chairman of the Board of Arizona             1978
  (1997)                    Wholesale Supply Company and of
                            National Brands, Inc. (wholesale
                            distributors of consumer products)
                            since 1984

 Carroll V. Willoughby, 81 Retired (formerly Senior Group Vice          1970
  (1996)                    President of Ramada from 1970 to 1981)

- --------
(1) Aztar Corporation was incorporated in Delaware in June 1989 to operate the gaming business of Ramada Inc. ("Ramada") after the restructuring of Ramada (the "Restructuring"), which was completed on December 20, 1989. All members of the Board of Directors of Ramada as composed at the conclusion of the Restructuring, with one exception, became members of the Aztar Board of Directors at the incorporation of the Company. The terms of Directors set forth above include, with three exceptions, periods of service as Directors of Ramada.

(2) Mr. Norton previously served as a Director of Ramada between October 1978 and May 1985, when he resigned to become U.S. Deputy Secretary of Agriculture. He rejoined the board in 1986.

                   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                      HOLDERS AND DIRECTORS AND OFFICERS

5% BENEFICIAL OWNERS

  The table below sets forth certain information regarding beneficial owners of more than 5% of the Common Stock as of February 21, 1995, as indicated by documents on file with the Securities and Exchange Commission. The Company knows of no other beneficial owner of more than 5 percent of its outstanding Common Stock.

                                               SHARES OF COMMON STOCK PERCENT OF
   NAME OF BENEFICIAL OWNER                      BENEFICIALLY OWNED     CLASS
   ------------------------                    ---------------------- ----------
   FMR Corporation (Fidelity).................       2,799,500           7.4%
    82 Devonshire Street
    Boston, MA 02109
   Gabelli Funds, Inc.........................       2,928,900           7.7%
    One Corporate Center
    Rye, NY 10580
   State of Wisconsin Investment Board........       3,636,000           9.6%
    P. O. Box 7842
    Madison, WI 53707

DIRECTORS AND EXECUTIVE OFFICERS

  The table below sets forth certain information regarding Directors' and executive officers' beneficial ownership of Common Stock as of February 21, 1995.

                                              SHARES OF COMMON STOCK PERCENT OF
   DIRECTORS                                   BENEFICIALLY OWNED*     CLASS
   ---------                                  ---------------------- ----------
   John B. Bohle.............................           8,000            **
   Edward M. Carson..........................           9,400            **
   A. Sam Gittlin............................          13,100            **
   Robert M. Haddock.........................         840,739           2.2%
   John R. Norton, III.......................          22,000            **
   Robert S. Rosow...........................          29,596            **
   Paul E. Rubeli............................       1,000,699           2.6%
   Richard Snell.............................          49,000            **
   Vesta Valentine Temen.....................          39,572            **
   Terence W. Thomas.........................          11,000            **
   Carroll V. Willoughby.....................          44,000            **
   NAMED EXECUTIVE OFFICERS
   ------------------------
   Nelson W. Armstrong, Jr...................         118,093            **
   Meridith P. Sipek.........................          77,257            **
   Craig F. Sullivan.........................          77,535            **
   All Directors and Executive Officers as a
    group (15 persons).......................       2,399,674           6.3%

- --------
   * Including, for Mr. Gittlin, 1,100 shares held by a partnership in which he is a general partner and as to which he has effective voting and investment power and 3,000 shares owned by Mrs. Gittlin and as to which Mr. Gittlin disclaims any beneficial interest; for Mr. Norton, 13,000 shares held by a self-directed 401(k) profit sharing plan; for Mr. Rosow, 400 shares held in an estate of which Mr. Rosow is the independent executor and in which he disclaims any beneficial interest; for Messrs. Carson, Gittlin, Norton, Rosow, Snell, Thomas and Willoughby 9,000 shares each; for Mr. Bohle 8,000 shares; and for

   Mrs. Temen 37,413 shares, which they may acquire by the exercise of stock options within 60 days; for Messrs. Haddock, Rubeli, Armstrong, Sipek, and Sullivan 713,217, 827,082, 92,696, 59,257, and 54,257 shares, respectively, which they may acquire by the exercise of stock options within 60 days; and for the Directors and executive officers as a group (15 persons), 1,898,327 shares, which they may acquire by the exercise of options within 60 days.

  ** Less than 1% of the outstanding shares of Common Stock.

THE BOARD AND ITS COMMITTEES

  The Board has standing Audit, Compensation and Stock Option, Executive, Finance and Nominating committees.

  The Audit Committee is comprised of Mrs. Temen and Messrs. Gittlin, Norton, Rosow, Snell and Willoughby. This Committee is responsible for reviewing the audit scope, timing and fee arrangements with Aztar's independent public accountants, as well as reviewing the audit findings and other financial data submitted by both the Company's internal auditors and its independent public accountants and presenting such findings to the Board.

  The Compensation and Stock Option Committee is comprised of Messrs. Carson, Gittlin, Rosow, Thomas and Willoughby. Its responsibilities include reviewing the executive compensation programs for the senior executive officers, including their salary and bonus arrangements, as well as administering the Company's Stock Option and Incentive Plan and the 1990 Nonemployee Directors Stock Option Plan.

  The Executive Committee is comprised of Messrs. Haddock, Rubeli and Snell. The Executive Committee may act for the full Company Board in situations in which the Company Board delegates such authority to the Executive Committee or in situations in which the Executive Committee finds that emergency circumstances justify expedited action.

  The Finance Committee is comprised of Messrs. Bohle, Carson, Haddock, Norton and Thomas. Its responsibilities include reviewing the various financial activities of the Company and presenting its findings to the Board.

  The Nominating Committee is comprised of Messrs. Bohle, Carson, Norton, Rubeli and Snell. The duties of the Nominating Committee are to nominate persons for election or re-election to the Board of Directors. The Nominating Committee may consider proposed nominees for Directors which are forwarded by Shareholders to the Secretary of the Company at the address set forth on the first page of this Proxy Statement.

  During 1994 the Board of Directors held seven meetings. The Audit Committee held five meetings, the Compensation and Stock Option Committee held four meetings, the Finance Committee held four meetings, the Nominating Committee held three meetings, and there were no meetings of the Executive Committee. No Director attended less than 75 percent of the meetings of the Board and committees of which he/she was a member.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

  Subsidiary banks of First Interstate Bancorp, of which Mr. Carson is Chairman, have or had during 1994 various banking relationships with the Company or its subsidiaries. The relationships include: participation in the Tropicana Loan, agent for and participation in the financing of Ramada Express Hotel and Casino in Laughlin, Nevada, and bank operational services and bank card processing arrangements from which the First Interstate banks derived approximately $483,000 of gross fees in 1994.

EXECUTIVE COMPENSATION

  The following table sets forth the annual compensation paid and accrued by the Company for services rendered during each fiscal year presented, for the chief executive officer and the next four most highly compensated executive officers of the Company.

                          SUMMARY COMPENSATION TABLE

                                              ANNUAL COMPENSATION
                                             ----------------------
                                                                     ALL OTHER
                                             FISCAL SALARY   BONUS  COMPENSATION
NAME AND PRINCIPAL POSITION                   YEAR    ($)     ($)      $ (1)
- ---------------------------                  ------ ------- ------- ------------
Paul E. Rubeli..............................  1994  495,100 108,145    1,248
  Chairman of the Board,                      1993  495,373  97,395    2,420
  President and Chief                         1992  481,592 261,091    2,600
  Executive Officer
Robert M. Haddock...........................  1994  387,000  84,125    1,248
  Executive Vice President                    1993  387,214  75,763    2,420
  and Chief Financial Officer                 1992  376,439 203,071    2,600
Nelson W. Armstrong, Jr.....................  1994  142,621  16,599    1,248
  Vice President,                             1993  138,651  13,145    1,650
  Administration and Secretary                1992  134,815  36,859    1,768
Meridith P. Sipek...........................  1994  124,058  14,324    1,144
  Controller                                  1993  120,585  11,338    1,430
                                              1992  117,218  31,776    1,456
Craig F. Sullivan...........................  1994  117,450  44,100    1,040
  Treasurer                                   1993  114,175  10,697    1,430
                                              1992  111,000  29,980    1,352

- --------
(1) Under the provisions of the Aztar Employee Stock Ownership Plan (the "Aztar ESOP"), shares of the Preferred Stock that were purchased by the Aztar ESOP with the proceeds of a loan are allocated to participating employees' accounts on a pro rata basis based on relative compensation with some limitations. In addition, as long as the loan is outstanding, cash dividends on the Preferred Stock are to be utilized for loan repayments. The value of the cash dividends on Preferred Stock held in a participant's account that are used for loan repayments is replaced by Preferred Stock of an equal value. The value of the Preferred Stock is the greater of the latest appraised value of the Preferred Stock, the value of the conversion of the Preferred Stock into Aztar Common Stock at 10.5764 shares of Aztar Common Stock for each share of Preferred Stock, or $100.00 for each share of Preferred Stock, the liquidation preference. The latest appraised value of Preferred Stock is $104.00 per share. Participant accounts are generally payable only on termination of employment or on retirement. The following shares of Preferred Stock that were credited to the participants' accounts in 1994 (other than shares attributable to dividends from the participants' accounts) were approximately 12 shares for Mr. Rubeli; 12 shares for Mr. Haddock; 12 shares for Mr. Armstrong; 11 shares for Mr. Sipek; and 10 shares for Mr. Sullivan. Subject to compensation limits, similar allocations were made to participants' accounts in 1993 and 1992.

    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUE

  The following table sets forth the aggregate number of exercisable and unexercisable options held by the chief executive officer and the next four most highly compensated executive officers of the Company and the value of such options based on the market value of a share of Aztar Common Stock at year-end less the applicable exercise price. None of the named executives exercised an option during 1994.

                                     NUMBER OF
                               SECURITIES UNDERLYING     VALUE OF UNEXERCISED
                                UNEXERCISED OPTIONS     IN-THE-MONEY OPTIONS AT
                                   AT FY-END (#)              FY-END ($)
                             ------------------------- -------------------------
NAME                         EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
- ----                         ------------------------- -------------------------
Paul E. Rubeli..............          827,082                  1,398,000
                                        -0-                       -0-
Robert M. Haddock...........          713,217                  1,176,000
                                        -0-                       -0-
Nelson W. Armstrong, Jr. ...           92,696                    143,000
                                        -0-                       -0-
Meridith P. Sipek...........           59,257                    104,600
                                        -0-                       -0-
Craig F. Sullivan...........           54,257                    100,850
                                        -0-                       -0-

SUPPLEMENTAL RETIREMENT PLANS

  In connection with the Restructuring, the Company has assumed certain of the obligations of Ramada for a deferred compensation program designed to provide supplementary retirement benefits to certain executive officers and to certain key employees. Certain of the executive officers of the Company participated in the deferred compensation program. The maximum available benefit (payable over 15 years commencing with the participant's retirement at or after 65) is 15% of his expected salary at age 65 (determined by assuming annual increases in salary at the time of electing to participate at the compounded rate of 6%), the normal benefit. As a result of the Restructuring completed in 1989, participants are fully vested in their accrued benefits. The annual benefits payable upon retirement at age 65 are $124,504 for Mr. Rubeli; $85,944 for Mr. Haddock; $42,069 for Mr. Armstrong; $40,944 for Mr. Sipek, and $32,755 for Mr. Sullivan.

  The Company has a Non-qualified Retirement Plan for Senior Executives to supplement the retirement income for certain executives selected at the discretion of the Aztar Board. The non-funded plan provides that such an executive upon retirement at age 65 will receive annually 50% of the average of the last five full years of compensation from the Company less any amounts received under an Aztar tax qualified defined benefit plan and primary Social Security. Messrs. Rubeli and Haddock are participants in the plan and the estimated annual benefits payable upon retirement at age 65 based on actuarial assumptions are $579,783 for Mr. Rubeli and $466,394 for Mr. Haddock.

COMPENSATION OF DIRECTORS

  Directors who are not full-time employees of the Company are each paid $25,000 per year and are reimbursed for any expenses incurred in attending Directors' meetings. In addition, each such nonemployee Director receives a fee of $1,000 for attending each Directors' meeting and $750 for attending each committee meeting; committee chairpersons receive an additional $500 for each committee meeting attended.

  In addition, nonemployee Directors shall be granted an option to purchase 5,000 shares of Common Stock when first appointed to the Board and are entitled to receive annually on the day after the Annual Meeting of Shareholders options to purchase 1,000 shares of Company Common Stock at an exercise price equal to the market price of the Company Common Stock on such dates.

  In connection with the Restructuring, the Company has assumed the obligations of Ramada for a deferred compensation plan for those Directors who were not employed by the Company. Under the Directors' Deferred Compensation Program (the "Directors' Program"), a monthly benefit will be paid for a period of 10 years beginning at the later of age 70 or the cessation of the directorship. Benefits vest fractionally each month during the first five years of participation; however, Directors who were 65 upon entering the Directors' Program, or who would reach age 65 during the vesting period, would be fully vested at that time. Normal benefits payable are based on the amount of the initial deferral and the number of years of participation from entry into the Directors' Program until age 70. All of the nonemployee Directors of Ramada participated in the Directors' Program. As a result of the Restructuring, participants are fully vested in their accrued benefits. Participants were given a one-time irrevocable election to receive a lump sum cash payment of the present value of their benefits in lieu of the 120 monthly installments currently provided in the agreements. The annual benefits payable, upon cessation of the directorship, for those Directors who elected not to receive the cash payment are: $6,708 for Mr. Gittlin, $45,039 for Mr. Norton, $11,424 for Mr. Rosow, and $6,238 for Mr. Willoughby.

SEVERANCE AGREEMENTS

  In connection with the Restructuring, the Company has assumed the obligations of Ramada under the severance agreements (the "Severance Agreements") with Messrs. Rubeli, Haddock, Armstrong, Sipek and Sullivan and certain other key employees. The Severance Agreements set forth the terms and conditions of each such executive's termination of employment with the Company following a "change in control" (the "First Trigger Event"). Each Severance Agreement provides for the payment of severance benefits to the executive officer if his employment is terminated within 24 months following a First Trigger Event, either by the Company without "cause" (as defined) or by the executive with "good reason" (as defined), which includes the assignment to the executive of duties inconsistent with his prior status or a reduction in his base salary or benefits (the "Second Trigger Event"). Upon the occurrence of a Second Trigger Event with respect to any of such executives, the benefits described below would become payable to such executive.

  In the case of Messrs. Rubeli and Haddock, severance benefits consist of a lump-sum cash payment, payable within 15 days after termination of employment, equal to twice the sum of the executive's annual base salary plus the average bonuses awarded to him in the three years preceding termination of employment, cash-out of outstanding options and vesting and distribution of any restricted stock. The other executive officers would receive their annual base salary plus average bonus, plus the other described benefits. The Company would also maintain employee insurance benefits plans in effect for the executives' continued benefit, or provide substantially equivalent benefits, for two years. Except in the case of the severance benefits of Messrs. Rubeli and Haddock, the amount of the severance benefits is limited to the amount that would be deductible by the Company under the federal tax laws. Based upon current salary levels, the appropriate lump-sum cash payment that would be payable under the Severance Agreements to Messrs. Rubeli, Haddock, Armstrong, Sipek and Sullivan if their employment had terminated during 1994, excluding any payment relating to stock options or restricted stock, would be $1,363,500 for Mr. Rubeli; $1,060,620 for Mr. Haddock; $163,206 for Mr. Armstrong; $139,431 for Mr. Sipek, and $132,317 for Mr. Sullivan. Messrs. Rubeli and Haddock also have an employment agreement with the Company that provides for the payment of two years' salary should their employment be terminated by the Company without cause.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Mr. Carson, a member of the Compensation and Stock Option Committee, is Chairman of First Interstate Bancorp. Subsidiary banks of First Interstate Bancorp have or had during 1994 various banking relationships with the Company or its subsidiaries. The relationships include: participation in the Tropicana Loan, agent for and participation in the financing of Ramada Express Hotel and Casino in Laughlin, Nevada, and bank operational services and bank card processing arrangements from which the First Interstate banks derived approximately $483,000 of gross fees in 1994. Mr. Willoughby, a member of the Compensation and Stock Option Committee, is a former Senior Group Vice President of Ramada.

BOARD COMPENSATION COMMITTEE REPORT

  The Compensation and Stock Option Committee (the "Compensation Committee") is comprised of Messrs. Carson, Gittlin, Rosow, Thomas and Willoughby. During the Company's last fiscal year the Compensation Committee held four meetings. The functions performed by the Compensation Committee include reviewing the executive compensation programs for the senior executive officers, including their salary and bonus arrangements, as well as administering the Company's Stock Option and Incentive Plan and the 1990 Nonemployee Directors Stock Option Plan.

  Upon the completion of the Restructuring and the commencement of operations of Aztar (a new company in a new industry group), the Compensation Committee, in conjunction with outside consultants, studied various executive compensation practices of companies in the early stages of their life cycle, of companies of a similar size, and of companies in the same industry, including, but not limited to, all of the companies in the Dow Jones Casino Index, which is utilized in the Performance Graph set forth in the following subsection. The Compensation Committee concluded that an appropriate compensation package for the chief executive officer and the senior management group at such stage of the Company's development, should be comprised of an ownership interest; a base salary; and an annual incentive bonus plan based on the Company's financial performance. The Compensation Committee believed that such a package would compensate executives in a manner that rewarded both current performance and long-term performance and would provide the executive with a financial interest in the success of the Company similar to the interests of the Company's Shareholders. The Compensation Committee also concluded that the total compensation should be at a level for each executive which would allow the Company to attract and retain talented executives whose services are necessary to ensure the continued success of the Company.

  Based on the results of the above-mentioned study, the Compensation Committee set a base salary for the chief executive officer in mid-1990 which increased his base salary to a level that was more in line with the comparable compensation of the chief executive officers and/or division heads of other casino companies. At such time, base salaries were also set for the other executive officers. Only modest adjustments to the base salaries of the chief executive officer and the other executive officers have been made since that time. A bonus plan was also established for the chief executive officer; similar plans were established for the other executive officers. The bonus plans are based on the degree to which the Company meets certain goals set by the Committee based on the annual profitability of the Company (defined as total Company income before income taxes), which may lead to accrual of bonuses which may not exceed stated maximum percentages of base salaries (up to 70% for the chief executive officer, among others). In special circumstances, notwithstanding the pre-established performance targets, the Compensation Committee at its discretion may award the maximum bonus available to a specific officer under the plan, based on subjective factors such as outstanding performance by an officer in his specific area of responsibility. Bonuses, if earned, are payable as soon as practicable after each fiscal year-end. In order to provide the senior management group (approximately 26 persons including the chief executive officer and the other executive officers) with an ownership interest, an initial grant of nonqualified stock options and restricted stock (both vesting equally over a three-year period) was made upon and shortly following the completion of the Restructuring. A second grant of options to the senior management group and of options and restricted stock to the executive officers was made in December, 1991. No grants were made to the executive officers in 1992, 1993 or 1994.

  Based on the Company's 1994 operating budget, the Committee, at the beginning of the year, set performance targets for the chief executive officer and the other executive officers (at various levels of total Company income before income taxes) for the 1994 bonus plan year. Certain levels of income, as compared to the pre-established targets, were achieved by the Company in 1994 and the bonuses were accrued as earned under the plan. Based on his perfomance, Mr. Sullivan was awarded a bonus as if the maximum performance target for him had been achieved.

  The Compensation Committee does not anticipate that any of the compensation payable to the named executive officers in the coming year will exceed the limits on deductibility set forth in section 162(m) of the Internal Revenue Code of 1986, as amended. The Compensation Committee has not established a policy regarding compensation in excess of these limits, but will continue to monitor this issue.

  The executive compensation policies and procedures that were established after the Restructuring have remained constant. The Compensation Committee may periodically engage outside consultants to provide updated information on compensation practices in general as well as in the industry. During 1994, the Committee retained the services of an independent compensation consultant.

                                          By Compensation and Stock Option
                                           Committee

                                          Edward M. Carson
                                          A. Sam Gittlin
                                          Robert S. Rosow
                                          Terence W. Thomas
                                          Carroll V. Willoughby

                   COMPARATIVE STOCK PRICE PERFORMANCE GRAPH

  The graph below compares the cumulative total stockholder return from December 28, 1989 to December 29, 1994, of the Company, the Standard & Poor's 500 Index and the Dow Jones Casino Industry Group. The graph assumes an investment of $100 on December 28, 1989 in each of Aztar Common Stock, the stocks comprising the Standard & Poor's 500 Index and the stocks comprising the Dow Jones Casino Industry Group.

                COMPARISON OF FIVE-YEAR TOTAL CUMULATIVE RETURN
             AMONG AZTAR, DJ CASINO INDEX AND S&P 500 STOCKS INDEX

                       [PERFORMANCE GRAPH APPEARS HERE]

Measurement Period           AZTAR          DJ
(Fiscal Year Covered)        CORPORATION    CASINO INDEX  S&P 500 STOCKS
- ---------------------        ----------     ---------     ----------
Measurement Pt-  12/28/89      100.0          100.0        100.0
FYE    1/3/91                   49.2           66.1         91.8
FYE    1/2/92                   70.3          104.1        119.0
FYE  12/31/92                   90.6          162.4        124.3
FYE  12/30/93                   81.3          247.7        133.6
FYE  12/29/94                   71.9          191.0        131.5

                    SHAREHOLDER PROPOSALS AND OTHER MATTERS

  The cost of this solicitation will be borne by the Company. The solicitation of proxies will be made primarily by mail. Regular employees of the Company may solicit proxies by telephone or telegraph or in person. Arrangements may be made with brokerage firms and other custodians, nominees and fiduciaries to send proxy materials to their principals. The Company may reimburse persons holding shares in their names or those of their nominees for their expenses in sending proxies and proxy materials to principals. In addition, the Company has retained Beacon Hill Partners to assist in the solicitation of proxies at an estimated cost of $6,000.

  Representatives of Coopers & Lybrand L. L. P. will be present at the Annual Meeting and will be available to respond to appropriate questions from the Company's Shareholders. The representatives will have an opportunity to make a statement at the Annual Meeting if they desire to do so.

  Unless otherwise required by law or the Company's Certificate of Incorporation or By-Laws, the affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy at the Meeting is required for approval of any matter other than the election of Directors which properly comes before the Meeting or any adjournment(s) thereof. Under applicable Delaware law, in determining whether any such other matter has received the affirmative vote of the requisite number of shares of Common Stock, (i) abstentions will be counted and will have the same effect as a vote against such other matter, (ii) to the extent that applicable stock exchange rules provide the broker with discretionary authority with respect to such matter, broker non-votes will be counted and will have the same effect as a vote against such other matter and (iii) to the extent that applicable stock exchange rules do not provide the broker with discretionary authority with respect to such matter, broker non-votes will be disregarded and will have no effect on the outcome of the vote.

  As previously disclosed, the Company's By-Laws require Shareholders who intend to nominate directors or propose new business at any Annual Meeting to provide advance notice of such intended action as well as certain additional information. This By-Law provision requires Shareholders to provide the Company with notice of their intent to nominate directors or to propose new business at an Annual Meeting not less than 60 nor more than 90 days prior to the anniversary date of the immediately preceding Annual Meeting. However, if the Annual Meeting is not held within 30 days of the date of the immediately preceding Annual Meeting, then Shareholders must provide advance notice to the Company within 10 days after notice or prior public disclosure of the Annual Meeting is given or made to Shareholders.

  The Company's 1994 Annual Meeting was held on May 12, 1994, and the 1995 Annual Meeting is scheduled to be held on May 10, 1995, which is within 30 days of the anniversary date of the 1994 Annual Meeting. Accordingly, assuming the 1995 Annual Meeting is held as scheduled, notice of a proposed director nomination or new business to be brought before the 1995 Annual Meeting must have been received in proper form on or after February 9, 1995 and on or prior to March 11, 1995. In addition, assuming the 1995 Annual Meeting is held as scheduled and the 1996 Annual Meeting of Shareholders is held within 30 days of May 10, 1996, notice of a proposed director nomination or new business to be brought before the 1996 Annual Meeting must be received in proper form on or after February 9, 1996 and on or prior to March 11, 1996.

  Proposals to be submitted by shareholders for consideration at the Company's next Annual Meeting and inclusion in the Company's 1996 Proxy Statement must be received by the Company at its executive offices in Phoenix, Arizona, not later than November 28, 1995.

                                  APPENDIX A

                         (continued from reverse side)        PLEASE DO NOT FOLD

  THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED HEREIN. IF NOT OTHERWISE SPECIFIED, SHARES HELD BY PARTIES OTHER THAN BROKERS WILL BE VOTED BY THE PROXIES FOR PROPOSAL 1.

                                           Date _______________________________
                                           Signature __________________________
                                           Signature __________________________
                                           Please sign exactly as the name
                                           appears to the left.


  PLEASE MARK, SIGN, DATE AND RETURN THE
  PROXY CARD PROMPTLY, USING THE
  ENCLOSED ENVELOPE.                           [LOGO OF AZTAR]



                               AZTAR CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE 1995 ANNUAL MEETING
                                OF SHAREHOLDERS

  The undersigned hereby appoints Robert M. Haddock and Nelson W. Armstrong, Jr., and each of them, as Proxies with several power of substitution, with all the powers the undersigned would possess if personally present, to vote all the shares of Aztar Corporation which the undersigned is entitled to vote at the 1995 Annual Meeting of Shareholders on May 10, 1995 and at any adjournment(s) thereof.

        A VOTE FOR PROPOSAL 1 IS RECOMMENDED BY THE BOARD OF DIRECTORS.

1. ELECTION OF      [_] FOR all            [_] WITHHOLD
DIRECTORS           nominees listed        AUTHORITY to
                    below                  vote for all
                    (except as marked      nomineeslisted
                    to the contrary        below
                    below)

     Edward M. Carson John R. Norton, III Robert S. Rosow Richard Snell (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the line below.)

- --------------------------------------------------------------------------------

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Meeting or any adjournment(s) thereof, including any matters that were deemed to have been omitted from this Notice and Proxy Statement under Rule 14a-8 of the Securities and Exchange Act of 1934, as amended.

                  (continued and to be signed on reverse side)

P R O X Y